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                               JANUS ASPEN SERIES
                              JANUS ADVISER SERIES
                              JANUS INVESTMENT FUND

                              SECRETARY CERTIFICATE

The undersigned, being the Secretary of Janus Aspen Series ("JAS"), and Janus Adviser Series ("JAD"), each a trust with transferable shares of the type commonly called a Delaware statutory trust (each a "Trust"), and the Secretary of Janus Investment Fund ("JIF"), a trust with transferable shares of the type commonly called a Massachusetts business trust (a "Trust" and, collectively with JAD and JAS, the "Trusts"), DO HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of JAS and JAD by their Amended and Restated Trust Instruments dated December 29, 2005, and March 18, 2003, respectively, and of JIF by its Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as may be amended from time to time, and by the affirmative vote of a majority of the Trustees of each Trust, including a majority of the Trustees who are not "interested persons" of the Trusts (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on May 16, 2006, the following resolutions were adopted:

     RESOLVED, that the Trustees of Janus Investment Fund ("JIF"), Janus Aspen Series ("JAS") and Janus Adviser Series ("JAD," and together with JIF and JAS, the "Trusts") approve the Trusts' participation in a joint insured bond (the "Bond") to be issued by ICI Mutual Insurance Company ("ICIM") for the term June 30, 2006 through June 29, 2007 in substantially the form discussed at this meeting and in the amount of $7,500,000, which amount will maintain the Trusts' compliance with the requirements under Rule 17g-1 of the Investment Company Act of 1940, as amended (the "1940 Act") and is found and determined to be reasonable and in excess of the sum of the minimum amount required per investment company insured pursuant to Rule 17g-1 under the 1940 Act, taking into consideration, among other things, the amount of coverage for each insured party, the number of insured parties, the amount and allocation of the premium to each insured party, and the nature of the business activities of each insured party, as discussed at this meeting;

     FURTHER RESOLVED, that the Trustees of the Trusts authorize and approve the proposed allocation of a portion of the premium for the Bond to each series of each Trust, subject to ratification by the Trustees, which share of the premium allocated to each Trust is determined to be less than the premium that each Trust would pay if each Trust maintained a single insured bond; and

     FURTHER RESOLVED, that the Trustees of the Trusts authorize and direct the Trusts' officers to prepare, execute, and file such amendments and supplements to the joint fidelity bond and Fidelity Bond Allocation Agreement and to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act and the rules and regulations thereunder.

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IN WITNESS WHEREOF, the undersigned has set her hand and seal this 28th day of
August, 2006.


                                        /s/ Sue Vreeland Sander
                                        ----------------------------------------
                                        Sue Vreeland Sander, Assistant Secretary

STATE OF COLORADO         )
                          ) ss.
CITY AND COUNTY OF DENVER )

     BEFORE ME, the undersigned authority, on this day personally appeared Sue Vreeland Sander, Assistant Secretary of Janus Adviser Series, Janus Aspen Series, and Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 28th day of August, 2006.


My Commission Expires:                  /s/ Lisa A. Neison
6.22.07                                 ----------------------------------------
                                        Notary Public

[Notary Seal]